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Exhibit 99.2

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") is made and effective as of March 19, 2004 by and among (i) the ADLT Class 7 Liquidating Trust (the "Trust") established pursuant to that certain Liquidating Trust Agreement (the "Trust Agreement"), dated as of December 10, 2003, between Advanced Lighting Technologies, Inc. and Bridge Associates, LLC (the "Trustee"), and (ii) the Purchasers identified in the signature pages attached hereto (each, a "Purchaser" and, collectively, the "Purchasers").

        WHEREAS, the Trust desires to sell to the Purchasers and the Purchasers severally and not jointly desire to purchase from the Trust 1,000,000 shares (collectively, the "Trust Shares") of Fiberstars, Inc. (the "Company") common stock, par value $.0001 (the "Common Stock").

        WHEREAS, at the request of the Trust and in connection with the transaction contemplated hereby, the Company has agreed to register for resale the Trust Shares sold by the Trust hereunder in accordance with the Company's obligations to the Trust, and to the Purchasers as transferees of Trust Shares under Section 8(v) of that certain Second Amended and Restated Investor Agreement and Exhibit A thereto, which Agreement is made by and among the Company, Advanced Lighting Technologies, Inc., an Ohio corporation, the Trust, and Unison Fiber Optic Lighting Systems, LLC, a Delaware limited liability company, as of March 18, 2004, in the form of Exhibit A as attached hereto (the "Investor Agreement").

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Trust and the Purchasers agree as follows:

ARTICLE I.
PURCHASE, CLOSING, AND POST-CLOSING

        1.1   Purchase and Sale of Trust Shares.    Subject to the satisfaction or waiver of the conditions set forth in Section 1.4 herein, the Trust hereby agrees to sell, and the Purchasers severally and not jointly agree to purchase from the Trust, the Trust Shares on the terms set forth in this Agreement in the allocations set forth on the signature pages. For the purposes of this Agreement, "Per Share Purchase Price" equals $7.90; "Investment Amount" means, with respect to each Purchaser, the investment amount indicated below such Purchaser's name on the signature page of this Agreement; "Registration Statement" means a registration statement meeting the requirements set forth in the Investor Agreement; and "Closing" means the business day on which all the conditions set forth in Section 1.4 hereof are satisfied or waived by the appropriate party.

        1.2   Delivery of Trust Shares.    Prior to the Closing, the Trust will deliver to Mellon Investor Services LLC (the "Company's Transfer Agent") all of the certificates that represent the Trust Shares, together with such other documents as the Company and the Company's Transfer Agent may require to effect the transfer of the Trust Shares into the names of the Purchasers, including executed stock powers, with medallion guarantees, and directions for the Company's Transfer Agent to effect all such transfers. The Trust will use its commercially reasonable efforts to cause the Company to instruct the Company's Transfer Agent to issue new Certificates (as defined below) that represent the Trust Shares to be registered in the name of each such Purchaser.

        1.3   Closing.    (a) On the business day on which all the conditions set forth in Section 1.4 hereof shall have been satisfied, the Closing of the purchase of the Trust Shares shall occur at the offices of Bryan Cave llp, 2020 Main Street, Suite 600, Irvine, California 92606 or such other date and location as the parties hereto shall mutually agree. Notwithstanding the above, if the Closing shall not have occurred within three business days following (x) the satisfaction by the Purchasers of the conditions set forth in Subsections 1.4(f), 14(h), and 1.4(j) hereof, the Purchasers shall have the right, but not the obligation, to terminate their obligations hereunder without recourse or (y) the satisfaction by the Trust of the condition set forth in Subsection 1.4(f) and by the Company's Transfer Agent of the condition set forth in Subsection 1.4(g) hereof, the Trust shall have the right, but not the obligation, to terminate its obligations hereunder without recourse. At the Closing, the Trust shall cause to be delivered to each Purchaser a certificate evidencing that number of Transfer Shares of Common Stock equal to such Purchaser's Investment Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser, or such nominee name as designated by the Purchaser (collectively, the "Certificates") in the manner set forth in Subsection 1.4(g) hereof.

          (b)   At the Closing, each Purchaser shall deliver or cause to be delivered to the Trust a Per Share Purchase Price of $7.90 for its respective Trust Shares.

        1.4   Closing Conditions.    The Closing of the purchase and sale of Trust Shares is subject to:

          (a)   All documents required to be duly and validly executed and delivered by the parties shall have been received by the appropriate parties, as noted hereinbelow.

          (b)   All representations and warranties of the parties contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date.

          (c)   Each respective party hereto shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to have been performed, satisfied or complied with by it at or prior to the Closing.

          (d)   No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or by the Nasdaq Stock Market, Inc., that prohibits the consummation of any of the transactions contemplated by this Agreement or permitted by the Investor Agreement.

          (e)   The Company shall have provided written advice to the Trust and the Purchasers that the Investor Agreement permits the transfer of the Trust Shares to the Purchasers, as contemplated by this Agreement, and that Exhibit A thereto permits the Purchasers to demand the registration of the Trust Shares.

          (f)    The Trust and the Purchasers shall have duly executed and delivered to their respective counsel, for delivery as of the Closing, this Agreement.

          (g)   Each Purchaser shall have received a facsimile copy of its respective Certificate registered in such Purchaser's name, the originals of each such Certificate being held by Levenfeld Pearlstein, LLC, counsel to the Trust, for delivery to an authorized representative of each of the Purchasers as of the Closing.

          (h)   Each Purchaser shall have deposited its respective aggregate Per Share Purchase Price in the amount referenced in, and required by, Subsection 1.3(a), above, with Bryan Cave llp, counsel for Roth Capital Partners, LLC, for delivery to the Trustee, as the authorized representative of the Trust as of the Closing.

          (i)    Prior to the Closing, counsel for the Purchaser shall have provided counsel for the Trustee with written evidence of its receipt of each such deposit referenced in Subsection 1.3(h), above.

          (j)    Each Purchaser shall have duly executed and delivered to their counsel, for delivery as of the Closing, the "writing acceptable to the Company," referenced in Section 9 of Exhibit A to the Trust Agreement.

          (k)   The Closing shall have occurred no later than March 24, 2004.

        1.5   Post-Closing Undertaking by the Trust.    As between the Trust and the Purchasers, the Trust shall bear all expenses incurred in connection with the procedures set forth in Subparagraphs 1.1(a) through (f), inclusive of Exhibit A to the Investor Agreement and the registration of the Trust Shares pursuant to the "Registration Statement" (as that term is defined in the Investor Agreement), provided that each Purchaser shall bear the expenses of its respective advisers and the underwriting discounts, brokerage fees, and commissions, if any, incurred by such Purchaser.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

        2.1   Representations and Warranties of the Trust.    The Trust hereby makes the following representations and warranties to each Purchaser (and any permitted assignee) as of the date hereof, and as of the Closing:

          (a)   Authorization; Enforcement.    The Trust has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Trust of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Trust and no further action is required by the Trust in connection therewith. This Agreement has been duly executed and delivered by and on behalf of the Trust and constitutes the valid and binding obligations of the Trust enforceable against it in accordance with its terms.

          (b)   Status of the Trust.    The Trust Agreement is in full force and effect and has neither been modified or amended.

          (c)   No Consents.    Except as may be required pursuant to the Investor Agreement, no consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body is required in connection with the consummation by the Trust of the transactions on its part contemplated by this Agreement, except those that have been made or obtained prior to the date of this Agreement.

          (d)   Good and Marketable Title.    Except as provided by the Investor Agreement, (i) the Trust is the lawful record and sole beneficial owner of the Trust Shares to be sold hereunder; (ii) as of the Closing, the Trust will have good and marketable title to the Trust Shares, free and clear of any liens, encumbrances, equities or claims, except for restrictions on subsequent transfer imposed by the securities laws; and (iii) immediately following the Closing, each Purchaser will have good and marketable title to all Trust Shares purchased by such Purchaser, free and clear of all liens, encumbrances, equities or claims; provided, however, that the representations and warranties set forth in this final clause of this Subsection 2.1(d) shall not be deemed to have been breached by the Trust if such Purchaser does not have "good and marketable title to all Trust Shares purchased by such Purchaser, free and clear of all liens, encumbrances, equities or claims" by virtue such Purchaser's individual circumstances and not by the general circumstances of such Purchaser being a transferee of the Trust of any or all of the Trust Shares due to any attributes, restrictions, or otherwise of the Trust Shares or the Trust, which relate to a transfer of the Trust Shares to such specific Purchaser.

          (e)   No Additional Agreements.    The Trust does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

          (f)    Inclusion of Trust Shares; No Contractual Limitations on Resale.    All of the Trust Shares are included in the Investor Agreement, such that all of the Purchasers shall enjoy the benefit of registration rights referenced in Exhibit A thereto in respect of all of the Trust Shares. Subject to each Purchaser's several and not joint compliance with such Purchaser's representations and warranties contained in Section 2.2 hereof and to compliance with applicable federal and state securities laws, neither this Agreement, nor the Investor Agreement shall in any way limit each Purchaser's right to sell the Trust Shares.

          (g)   Non-Public Information.    Except for this transaction, neither the Trust, nor any person acting on its behalf, has provided any Purchaser or its agents or counsel with any information that constitutes material, non-public information regarding the Company or its business. The Trust understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in the securities of the Company.

        2.2   Representations and Warranties of the Purchasers.    Each Purchaser, severally and not jointly, hereby makes the following representations and warranties to the Trust as of the date hereof, and as of the Closing.

          (a)   Organization.    If an entity, Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

          (b)   Authorization; Enforcement.    Such Purchaser has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

          (c)   Investment Intent.    Such Purchaser understands that the Trust Shares are "restricted securities" and have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities law. Such Purchaser is acquiring the Trust Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Trust Shares or any part thereof, has no present intention of distributing any of such Trust Shares and has no arrangement, agreement, or understanding (directly or indirectly) with any other persons regarding this distribution of any such Trust Shares (provided, however, that this representation and warranty shall not in any way limit such Purchaser's right to sell the Trust Shares pursuant to any registration statement or otherwise in compliance with applicable federal and state securities laws).

          (d)   Purchaser Status.    At the time the Purchaser was offered the Trust Shares, it was, and at the date hereof it is, an Accredited Investor or a Qualified Institutional Buyer, as defined under the Securities Act. Such Purchaser is acquiring the Trust Shares hereunder in the ordinary course of its business. Such Purchaser is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended.

          (e)   Experience of such Purchaser.    Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Trust Shares, and has evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Trust Shares and is able to afford a complete loss of such investment.

          (f)    No General Solicitation.    Such Purchaser is not purchasing the Trust Shares as a result of any advertisement, article, notice or other communication regarding the Trust Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or through any other general solicitation or general advertisement.

          (g)   Independent Investment Decision.    Such Purchaser has independently evaluated the merits of its decision to purchase the Trust Shares pursuant to this Agreement, as permitted by the Investor Agreement. Such decision has been independently made by such Purchaser and such Purchaser confirms that it has only relied on the advice of its own business and/or legal counsel and not on the advice of any other Purchaser's business and/or legal counsel in making such decision.

ARTICLE III.
MISCELLANEOUS

        3.1   Fees and Expenses.    Except as otherwise set forth in this Agreement or any other agreement between the parties, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Trust shall pay all stamp and other taxes and duties levied in connection with the sale of the securities. Further, each Purchaser acknowledges that it has been represented by its own separate legal counsel in its review of the Investor Agreement and its review and negotiation of this Agreement, which each Purchaser acknowledges is other than Bryan Cave llp.

        3.2   Entire Agreement.    This Agreement, together with the exhibits and schedules thereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        3.3   Survival.    The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Trust Shares.

        3.4   Notices.    Except as otherwise provided by Section 3.6, below, any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a trading day, (b) the next trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page of this Agreement on a day that is not a trading day or later than 6:30 p.m. (New York City time) on any trading day, (c) the trading day following the date of mailing, if sent by a U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, except that the address for such notices and communications to the Trust or the Trustee shall be: Philip E. Rubin, c/o Levenfeld Pearlstein, LLC, 211 Waukegan Road, Suite 300, Northfield, Illinois 60093; facsimile number: 847-441-9976.

        3.5   Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Trust and the Purchasers holding not less than a majority of the Trust Shares sold hereunder or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

        3.6   Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New York (the "New York Courts") and for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (including with respect to the enforcement of this Agreement). If either party shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding. For the purposes of this Agreement, "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

        3.7   Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.

        3.8   Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or the Investor Agreement, as applicable. The decision of each Purchaser to purchase Trust Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute any or all of the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or permitted by the Investor Agreement. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Trust Shares or enforcing its rights under this Agreement or the Investor Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or the Trust Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGE OF TRUST FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ADLT CLASS 7 LIQUIDATING TRUST
By:	BRIDGE ASSOCIATES, LLC, Trustee
	By:	/s/ JEAN FITZSIMON Jean FitzSimon, Authorized Signatory

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
SIGNATURE PAGES OF PURCHASERS FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VALOR CAPITAL MANAGEMENT LP
By:	/s/ JOHN KRATKY III Name: John Kratky III Title: Managing Director of the General Partner, Kratky Management, LLC
LAURO F. GUERRA
By:	/s/ LAURO F. GUERRA Name: Lauro F. Guerra Title: Investor
DOSHAY FAMILY TRUST OF 1999
By:	/s/ GLENN DOSHAY Name: Glenn Doshay Title: Trustee, Doshay Family Trust of 1999
TURNING POINT LLC
By:	/s/ MICHAEL ALLESANDRO Name: Michael Allesandro Title: Managing Director
ROBERT TROBEC IRA
By:	/s/ ROBERT TROBEC Name: Robert Trobec IRA Title:
MICHAEL ALLESANDRO IRA ROLLOVER
By:	/s/ MICHAEL ALLESANDRO Name: Michael Allesandro Title:

MICHAEL ALLESANDRO IRA
By:	/s/ MICHAEL ALLESANDRO Name: Michael Allesandro Title:
LANGLEY PARTNERS, L.P.
By:	/s/ JEFFREY THORP Name: Jeffrey Thorp Title: Managing Member of Langley Capital, LLC, its General Partner
OMICRON MASTER TRUST
By:	/s/ BRUCE BERNSTEIN Name: Bruce Bernstein Title: Managing Partner
PROXIMITY PARTNERS L.P.
By:	/s/ Steven Crosby Name: Steven Crosby Title: General Partner
PROXIMITY FUND L.P.
By:	/s/ STEVEN CROSBY Name: Steven Crosby Title: General Partner
GLACIER PARTNERS
By:	/s/ PETER CASTELLANOS Name: Peter Castellanos Title: General Partner
TAILWIND INVESTMENT PARTNERS (QP)
By:	/s/ James Record Name: James Record Title: Vice President
TAILWIND INVESTMENT PARTNERS INTERNATIONAL, L.P.
By:	/s/ James Record Name: James Record Title: Vice President
TAILWIND INVESTMENT PARTNERS (AI), L.P.
By:	/s/ James Record Name: James Record Title: Vice President
WEC PARTNERS, L.P.
By:	/s/ WARREN E. CLIFFORD Name: Warren E. Clifford Title: General Partner

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  Exhibit 99.2
STOCK PURCHASE AGREEMENT
ARTICLE I. PURCHASE, CLOSING, AND POST-CLOSING
ARTICLE II. REPRESENTATIONS AND WARRANTIES
ARTICLE III. MISCELLANEOUS